

Martin Wong
(b. 1946 - d. 1999)



Martin Wong is in the midst of a record-setting year at auction, achieving new #1 and #4 price records while also breaking his annual sales total record.

INVESTMENT THESIS

Initial Offering Price
$446,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$0.5m
$0.4m
$0.3m
$0.2m
$0.1m
$0.0m
00
03
06
09
12
15
18
21
24

Price Appreciation of Similar Works
32.3%

Sharpe Ratio (2000-2024) watch video

Martin Wong	Not enough data
S&P 500	0.41

0% Progress

INVEST NOW



Martin Wong
(b. 1946 - d. 1999)

Why we like this offering

1. The Artwork is a portrait that exemplifies Martin Wong's depictions of life in the Lower East Side in the 1980s.
2. Auction records for artworks similar in scale, period, and style are led by *Meyer's Hotel* (1980-1981), which sold for $525,313 at Bonhams New York on May 12, 2021, followed by *Atlantic City Pandemonium: Beauty Queens in Peril* (1981), which sold for $491,400 at Christie's New York on May 17, 2024, and *Psychiatrists Testify: Demon Dogs Drive Man to Murder* (1980), which sold for $441,000 at Christie's New York on November 18, 2022.
3. The Artwork has an impressive exhibition history and was notably included in Martin Wong's pivotal retrospective Martin Wong: Human Instamatic, at the Bronx Museum of Arts, New York, and traveled to the Wexner Center for the Arts, Columbus, from 2015 to 2017.
4. *El Caribe* is presented in an ornate golden frame inherent to the work that Martin Wong found. According to art historical lore, Martin Wong dumpster dove for thrown away frames at the Metropolitan Museum of Art where he worked in the gift shop.
5. The motorcyclist dons a Puerto Rican flag, which honors the Puerto Rican community of the Loisaida (the Lower East Side).
6. Martin Wong's use of the rearview mirror calls to mind the use of mirrors in Old Master paintings to illustrate a subject facing away from the viewer, like in Diego Velazquez's famous *Las Meninas*. Mirrors also hold a lot of symbolism in art history and are often used to represent vanity, perhaps a comment on the performativity of masculinity present in biker culture.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$2,533,020	5	$1,327,500

Turnover by Year



2.5M
1.9M
1.3M
633.3K
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
9
6.75
4.5
2.25
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$446,000**

Offering Circular sec.gov/edgar

Painting






About Martin Wong

Martin Wong (b. 1946, Oregon - d. 1999, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. In 1978, Wong moved to New York, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz.

INVEST NOW

MARTIN

WONG

b. 1946 – d. 1999, UNITED STATES



Oil on canvas | 40 × 45 in.

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes.

$446,000

INITIAL OFFERING

32.3%

ANNUAL APPRECIATION OF SIMILAR WORKS [1,2]

30.6%

RECORD PRICE GROWTH[3]

The Artwork is a portrait that exemplifies Martin Wong's depictions of life in the Lower East Side in the 1980s. The Artwork is presented in an ornate golden frame inherent to the work that Martin Wong found. According to art historical lore, Martin Wong dumpster dove for frames at the Metropolitan Museum of Art where he worked in the gift shop. The motorcyclist dons a Puerto Rican flag, which honors the Puerto Rican community of the Loisaida (the Lower East Side). Martin Wong's use of the rearview mirror calls to mind the use of mirrors in Old Master paintings to illustrate a subject facing away from the viewer, like in Diego Velazquez's famous Las Meninas. Mirrors also hold a lot of symbolism in art history and are often used to represent vanity, perhaps a comment on the performativity of masculinity present in biker culture. In the foreground, the Artwork features the back of a man on a motorcycle who wears a leather jacket, a black cap, and a Puerto Rican flag. His jacket is decorated with an American Flag and a Puerto Rican Flag as well as the text "Caribe," "BRKLN, NY," "MC," and "Suzuki," which shed light on the figure's cultural heritage and the make of his bike. His face is visible in the reflection of his rearview mirror. In the background, a forward-facing figure appears to be the mirror image of the man in the foreground, complicating the perspective of the artwork. Between the two figures–or the single figure's mirror images–a street light flashes green. The background of the work is painted in a metallic silver, adding to the work's mirror-like quality. The Artwork has an impressive exhibition history and was notably included in Martin Wong's pivotal retrospective Martin Wong: Human Instamatic, at the Bronx Museum of Arts, New York, and traveled to the Wexner Center for the Arts, Columbus, from 2015 to 2017. Auction records for artworks similar in scale, period, and style are led by Meyer's Hotel (1980-1981), which sold for $525,313 at Bonhams New York on May 12, 2021, followed by Atlantic City Pandemonium: Beauty Queens in Peril (1981), which sold for $491,400 at Christie's New York on May 17, 2024, and Psychiatrists Testify: Demon Dogs Drive Man to Murder (1980), which sold for $441,000 at Christie's New York on November 18, 2022.

The Estate of Martin Wong is represented by PPOW Gallery in New York, which has championed his artwork since the early 1990s. In 2015, a pivotal Bronx Museum retrospective, Martin Wong: Human Instamatic, reintroduced the artist to an art world finally ready to accept him. In 2022, the KW Institute for Contemporary Art in Berlin organized the first European retrospective on Martin Wong, Martin Wong: Malicious Mischief, which traveled to the Museo Centro de Arte Dos de Mayo in Madrid, the Camden Art Centre in London, and the Stedelijk Museum in Amsterdam. His paintings are now represented in prestigious public collections, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Art Institute of Chicago, the Berkeley Art Museum and Pacific Film Archive, and the Cleveland Museum of Art, among many others. Wong's recent institutional success has also been reflected in his commercial desirability. Wong's auction records are led by Portrait of Mikey Piñero at Ridge Street and Stanton (1985), which sold for $1,623,000 at Christie's New York on May 14, 2024, Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, and Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021.

WONG'S AUCTION RECORDS ARE LED BY PORTRAIT OF MIKEY PIÑERO AT RIDGE STREET AND STANTON (1985), WHICH SOLD FOR $1,623,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, QUONG YUEN SHING & CO. (1992), WHICH SOLD FOR $1,260,375 AT BONHAMS NEW YORK ON MAY 19, 2022, AND PERSUIT (EL QUE GANE PIERDE - HE WHO WINS LOOSES) (1984), WHICH SOLD FOR $1,100,000 AT HINDMAN AUCTIONS CHICAGO ON SEPTEMBER 28, 2021.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


525313
491400
441000
418551
357228
327600
162500
93750
56250
40625
3055
3200
2250
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.




CARIBE
MC
BRLYN N.Y.
SUZUKI


CARIBE
MC

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Works on canvas created since 1980 that measure between 22 inches by 22 inches and 70 inches by 70 inches, excluding shaped canvas, works with spray paint, Puerto Rican Day Parade (1998) for being stylistically different and Statue of Liberty portraits. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 30.6% from February 20, 2001 to June 30, 2024. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,327,500, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.